Anat Ebenstein Chief Executive Officer
January 25, 2002
Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders, which will be held on March 22, 2002, at 10:30 a.m. Eastern Time, at our headquarters, 7 Kingsbridge Road, Fairfield, New Jersey 07004.

        The enclosed notice of meeting identifies each business item for your action. These items and the vote the Board of Directors recommends are:

Item		Recommended Vote
1.	Election of a Director and ratification of appointment of a Director; and	FOR
2.	Ratification of Rubin, Brown, Gornstein & Co. LLP, as independent auditors.	FOR

        We have also included a Proxy Statement that contains more information about these items and the Meeting. Please give all of this information your careful attention.

        The Board of Directors has fixed January 24, 2002, at the close of business as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company’s common stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

        The Company will make available a list of holders of record of the Company’s Common Stock as of the close of business on January 24, 2002, for inspection during normal business hours at the offices of the Company, 7 Kingsbridge Road, Fairfield, New Jersey 07004 for ten business days prior to the Meeting. This list will also be available at the Meeting.

        If you plan to attend the Meeting, please mark the appropriate box on your proxy card to help us plan for the Meeting. You will need an admission card to attend the Meeting, which you can obtain as follows:

  If your shares are registered in your name, you are a stockholder of record. Your admission card is attached to your proxy card, and you will need to bring it with you to the meeting.

  If your shares are in the name of your broker or bank, your shares are held in street name. You will need to check the box on the proxy card stating that you will be attending the meeting, or ask your broker or bank for an admission card in the form of a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

        Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written proxy card. Many stockholders also can vote by proxy via touch-tone telephone from the U.S. and Canada, using the toll-free number on your proxy card, or via the internet using the instructions on your proxy card. In addition, stockholders may vote in person at the meeting, as described above.

        EACH STOCKHOLDER IS URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD, USING THE TELEPHONE VOTING SYSTEM, OR ACCESSING THE WORLD WIDE WEB SITE INDICATED ON YOUR PROXY CARD TO VOTE VIA THE INTERNET. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

Sincerely, /s/ ANAT EBENSTEIN ANAT EBENSTEIN

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF
     SYSCOMM INTERNATIONAL CORPORATION:

        The Annual Meeting of Stockholders of SysComm International Corporation, a Delaware corporation (the “Company”), will be held at the Company's headquarters, 7 Kingsbridge Road, Fairfield, New Jersey 07004, on March 22, 2002, at 10:30 a.m. Eastern Time, for the following purposes:

1.

To elect a Director to hold office until the 2005 Annual Meeting of Stockholders and to ratify the appointment of a Director to hold office until the 2004 Annual Meeting of Stockholders, or until their respective successors have been elected or appointed;

2.	To ratify the appointment of Rubin, Brown, Gornstein & Co. LLP, as independent auditors of the Company to serve for the calendar year ending September 30, 2002; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed January 24, 2002, as the record date for the meeting. This means that owners of the Company’s Common Stock at the close of business on that date are entitled to (1) receive notice of the meeting and (2) vote at the meeting and any adjournments or postponements of the meeting. The Company will make available a list of holders of record of the Company’s Common Stock as of the close of business on January 24, 2002, for inspection during normal business hours at the offices of the Company, 7 Kingsbridge Road, Fairfield, New Jersey 07004 for ten business days prior to the meeting. This list will also be available at the meeting.

By Order of the Board of Directors /s/ MICHAEL KRAWITZ MICHAEL KRAWITZ Secretary

Fairfield, New Jersey
January 25, 2002

7 Kingsbridge Road, Fairfield, New Jersey 07004

January 25, 2002

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 22, 2002

        The Board of Directors of SysComm International Corporation, a Delaware corporation (the “Company”), furnishes you with this Proxy Statement to solicit proxies on its behalf to be voted at the Annual Meeting of Stockholders of the Company. The meeting will be held at the Company's headquarters, 7 Kingsbridge Road, Fairfield, New Jersey 07004, on March 22, 2002, at 10:30 a.m. Eastern Time, subject to adjournment or postponement thereof (the “Meeting”). The proxies also may be voted at any adjournments or postponements of the Meeting. This Proxy Statement and the accompanying form of proxy are first being mailed to the stockholders of the Company on or about February 15, 2002.

        Change of Control

        On December 14, 2000, pursuant to the terms of a Stock Purchase Agreement, as amended, between John H. Spielberger, Catherine Spielberger and Bearpen Limited Partnership and Applied Digital Solutions, Inc., a Missouri corporation, Applied Digital Solutions acquired approximately 55% of the Company’s issued and outstanding common shares, resulting in a change in control of the Company. Applied Digital Solutions acquired the shares for $4.5 million by issuing approximately 1.7 million shares of its common stock, valued at approximately $2.75 million, to the selling stockholders and upon payment of an aggregate amount of cash equal to approximately $1.75 million to the selling stockholders.

        As a condition to the closing of the transaction, John H. Spielberger, John C. Spielberger, Lee Adams and Cornelia Eldridge resigned as officers and/or directors of the Company. Garrett A. Sullivan, David A. Loppert and Anat Ebenstein were appointed to fill the vacancies on the board of directors created by such resignations, and the following persons become the officers of the Company:

David A. Loppert	Chief Executive Officer, Assistant Secretary and Assistant Treasurer
Anat Ebenstein	President, Chief Operating Officer
Michael Krawitz	Vice President, Secretary
J. Robert Patterson	Vice President, Chief Financial Officer and Treasurer
John C. Spielberger	Vice President, Sales and Marketing

        On July 13, 2001, Anat Ebenstein, our President and former Chief Operating Officer, was appointed to Chief Executive Officer. Mr. Loppert left the Company to pursue other opportunities.

        Voting and Revocability of Proxies

        All properly executed written proxies and all properly completed proxies voted by telephone or via the internet and delivered pursuant to this solicitation (and not revoked later) will be voted at the Meeting in accordance with the instructions of the stockholder. Below is a list of the different votes stockholders may cast at the Meeting pursuant to this solicitation.

        In voting on the election of Donald H. Swift as Director of the Company to serve until the 2005 Annual Meeting of Stockholders and the ratification of the appointment of Jerome C. Artigliere as Director of the Company to serve until the 2004 Annual Meeting of Stockholders, stockholders may vote in one of the following three ways:

        1.     in favor of both the nominee and the appointee,

        2.      withhold votes as to both the nominee and the appointee; or

        3.      withhold votes as to either the nominee or the appointee.

        In voting on the ratification of the appointment of Rubin, Brown, Gornstein & Co. LLP, as independent auditors of the Company to serve for the calendar year ending September 30, 2002, stockholders may vote in one of the three following ways:

        1.     in favor of the item,

        2.     against the item, or

        3.     abstain from voting on the item.

        Stockholders should specify their choice for each matter on the enclosed form of proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of David H. Swift and the ratification of the appointment of Jerome C. Artigliere as set forth herein and FOR ratification of the appointment of Rubin, Brown, Gornstein & Co. LLP.

        In addition, if other matters come before the Meeting, the persons named in the accompanying form of Proxy will vote in accordance with their best judgment with respect to such matters. A stockholder submitting a proxy has the power to revoke it at any time prior to its exercise by voting in person at the Meeting, by giving written notice to the Company’s Secretary bearing a later date than the proxy or by giving a later dated proxy. Any written notice revoking a proxy should be sent to: ADP Investor Communication Services, Inc., P. O. Box 9079, Farmingdale, New York 11735-9769. Proxies signed by brokers with no further statements indicated on the proxy and shares as to which proxy authority has been withheld with respect to any matter will be counted for quorum and for purposes of determining the number of shares entitled to vote on a matter. Broker non-votes (proxies where the broker has added statements such as “non-vote,” “no vote” or “do not vote”) are not counted for quorum or for purposes of determining the number of shares entitled to vote on a matter. The presence in person or by proxy of the holders of the shares representing a majority of all outstanding shares will constitute a quorum. Approval of all the items will require the favorable vote of a majority of the shares represented and entitled to vote at the Meeting.

        The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm their instructions have been properly recorded. Specific instructions to be followed by stockholders interested in voting via the telephone or the internet are set forth on the proxy card. If the proxy card does not contain these instructions, these options are not available.

        Record Date and Share Ownership

        Owners of record of shares of the Company’s Common Stock at the close of business on January 24, 2002 (the “Record Date”) will be entitled to vote at the Meeting or adjournments or postponements thereof. Each owner of record of the Company’s Common Stock on the Record Date is entitled to one vote for each share of Common Stock so held.

        As of the close of business on January 24, 2002, there were 4,895,998 shares of Common Stock outstanding entitled to vote at the Meeting (all such shares being referred to herein as the “shares” and all holders thereof being referred to as the “stockholders” of the Company). A majority of the shares must be present, in person or by proxy, to conduct business at the Meeting.

ELECTION OF DIRECTOR AND RATIFICATION OF APPOINTMENT OF DIRECTOR

(Item 1)

        Board of Directors

        The Company’s Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three (3) classes, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Company’s Board of Directors presently consists of five (5) members with two (2) members in each of Class II and Class III and one (1) member in Class I. Each Class is elected for a term of three years. The term of office of the Class I, II and III directors is scheduled to expire at the 2005, 2003 and 2004 annual meeting of stockholders, respectively. At each annual meeting, directors are elected to succeed those in the class whose term expires at that annual meeting. Such newly elected directors hold office until the third succeeding annual meeting and the election and qualification of their respective successors. As of January 22, 2002, the Company had two vacancies on the Board of Directors resulting from the resignations of David A. Loppert and Ashok Rametra during 2001, which have not yet been filled. Proxies may not be voted for a greater number of persons than the nominee and appointee identified below.

        Each of the nominee for election as a director and the appointed director have advised the Company of his willingness to serve as a director and management believes that the nominee and the appointee will be able to serve. If either the nominee or the appointee becomes unavailable, proxies may be voted for the election of such person or persons who may be designated by the Board of Directors.

        Cumulative voting does not apply in the election of Directors. Unless otherwise indicated, the shares represented by this proxy will be voted for the nominee and the appointee named below. Should either the nominee or the appointee become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, appoint substitute members.

        The following table sets forth certain information with respect to the nominee for election as director and the appointed director, and the term for which they will serve in their respective classes:

Name	Age	Position	Position Held Since	Class	Year Term Expires
Donald H. Swift	77	Director	January 2001	I	2005
Jerome C. Artigliere	47	Director	January 2002	III	2004

Recommendation of the Board of Directors Concerning the Election of Director and the Ratification of the Appointment of Director

        The Board of Directors of the Company recommends a vote FOR Donald H. Swift to hold office until the 2005 Annual Meeting of Stockholders and FOR the ratification of the appointment of Jerome C. Artigliere to hold office until the 2004 Annual Meeting of Stockholders and until their respective successors are elected and qualified. Proxies received by the Board of Directors will be voted FOR the nominee and FOR the appointee unless stockholders specify a contrary choice in their proxy.

        Nominee For Election To Term Expiring 2005

        Donald H. Swift:    Mr. Swift, 77, was appointed to the Board and to the Audit and Compensation Committees in January 2001. From 1988 until January 2000, Mr. Swift served as Chairman and Chief Executive Officer of TigerTel Services, Inc., a Canadian publicly traded company which he founded in 1988. Prior thereto, Mr. Swift served as President and Chief Executive Officer of Better Business Communications Inc., which was ultimately acquired by Maclean Hunter Ltd., a large Canadian communications company. Mr. Swift has had a distinguished career in the communications industry and was responsible for the development and implementation of the first nationally networked voice messaging service in Canada.

        Appointee - Term Expiring 2004

        Jerome C. Artigliere:    Mr. Artigliere, 47, was named Chairman and appointed to the Board of Directors of the Company in January 2002 upon the resignation and retirement of Garrett A. Sullivan, our former Chairman. Mr. Artigliere is the Senior Vice President, Chief Financial Officer and Assistant Treasurer of Applied Digital Solutions, Inc. From 1996 to 1997, Mr. Artigliere was Regional Vice President at General Electric Capital Corporation in Portsmouth, New Hampshire, a commercial bank subsidiary of Peoples Heritage Bank of Portland, Maine. He earned an undergraduate degree in finance form Seton Hall University in 1977 and a Masters of Business Administration degree from Fairleigh Dickinson University in 1980.

        Incumbent Directors - Term Expiring 2003

        Charles L. Doherty:    Mr. Doherty, 66, was appointed to the Board in January 2001 and named Chairman of the Audit Committee. He works pro bono as a financial consultant to a variety of non profit organizations. From 1988 to 1995, he was Executive Vice President of Finance and Administration for Granada North America. Prior to that he served as a financial executive of entities subsequently acquired by Granada. Mr. Doherty earned both his Bachelor of Science degree in Accounting and his MBA in Finance from Boston College, MA.

        Scott R. Silverman:    Mr. Silverman, 37, was appointed to the Board and to the Compensation Committee in January 2001. Since October 1999, Mr. Silverman has been President of Millennium Capital Consultants, Inc. From December 1997 to October 1999, Mr. Silverman was Senior Vice President of Applied Digital Solution, Inc. From 1995 to 1997, Mr. Silverman served as both President and Vice President/ Corporate Counsel of ATI Communications, a subsidiary of Applied Digital Solutions. Mr. Silverman is a licensed attorney in the states of Pennsylvania and New Jersey. From 1989 to 1995, he practiced law in the Philadelphia and South Jersey areas, specializing in commercial litigation and communications law. Mr. Silverman graduated from the University of Pennsylvania in 1985 and Villanova University School of Law in 1988.

        Incumbent Directors - Term Expiring 2004

        Anat Ebenstein:    Ms. Ebenstein, 38, joined the Company as President and Chief Operating Officer and was appointed to the Board of Directors of the Company in December 2000. She is also a member of the Executive Committee. Since 1999, Ms. Ebenstein has served as President of Applied Digital Solutions' Network Division, an IT services solutions provider comprised of computer hardware, system integration services and consulting firms. She has served as President of Information Products Center, Inc., acquired by the Company on December 14, 2000, since 1992.

        The Company’s By-Laws provide that the Company shall indemnify each Director and such of the Company’s officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

        The Company carries insurance providing for indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. To date, no sums have been paid to any past or present director or officer of the Company under this or any prior indemnification insurance policy.

        Directorships

        Mr. Silverman is a director of Medical Advisory Systems, Inc. (AMEX:DOC). No other director holds directorships in any other company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

        Board Committees and Meetings

        The Company has standing Executive, Audit and Compensation Committees of the Board of Directors. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee. The members of the committees are identified with the list of Board nominees on the preceding pages.

        The Executive Committee was established by the Board in January 2001. The Executive Committee possesses all of the powers of the Board except the power to issue stock, approve mergers with nonaffiliated corporations or declare dividends (except at a rate or in a periodic amount or within a price range established by the Board), and certain other powers specifically reserved by Delaware law to the Board.

        The function of the Audit Committee is to recommend annually to the Board of Directors the appointment of the independent accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent accountants, review and approve non-audit services of the independent accountants, review compliance with existing major accounting and financial policies of the Company and review management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls. The Audit Committee held three meetings during the fiscal year ended September 30, 2001.

        The function of the Compensation Committee is to make recommendations to the Board of Directors concerning salaries and incentive compensation for the Company’s executives and employees. The Compensation Committee held one meeting during the fiscal year ended September 30, 2001.

        The Board of Directors held two meetings and acted by written consent four times during the fiscal year ended September 30, 2001. During the year, all Directors attended 75% or more of the Board of Directors’ meetings and the Board Committees to which they were assigned.

Ownership of Equity Securities in the Company

        The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by each director and by each named executive officer and by all the directors and named executive officers as a group as of January 22, 2002:

Name	Aggregate Number of Shares Beneficially Owned (5)	Percent of Outstanding Shares
Jerome C. Artigliere (1)	–	*
Anat Ebenstein (2)	300,000	6.1%
Donald H. Swift	100,000	2.0%
Charles L. Doherty	115,000	2.3%
Scott R. Silverman	100,000	2.0%
Michael Krawitz (2)	100,000	2.0%
J. Robert Patterson (2)	100,000	2.0%
John C. Spielberger (2)	121,767	2.5%
David A. Loppert (3)	345,100	7.0%
John H. Spielberger (4)	10,000	*
All Directors and Executive Officers as a Group (10 persons)	1,291,867	26.4%

*	Represents less than 1% of the issued and outstanding shares of Common Stock of the Company.
(1)	Appointed director on January 11, 2002 to fill the vacancy created by Garrett A. Sullivan's resignation.
(2)	Appointed an officer and/or director on December 14, 2000.
(3)	Appointed an officer and director on December 14, 2000 and resigned July 13, 2001
(4)	Resigned as an officer and or director December 14, 2000
(5)	This table includes presently exercisable options and options which become exercisable within 60 days. The following directors and executive officers hold the number of exercisable options which are presently exercisable or are exercisable within 60 days, set forth following their respective names: Jerome C. Artigliere - 0; Anat Ebenstein - 300,000; Donald H. Swift - 100,000; Charles L. Doherty - 100,000; Scott R. Silverman - 100,000; Michael Krawitz - 100,000; J. Robert Patterson - 100,000; John C. Spielberger - 110,000; David Loppert - 300,000; John H. Spielberger - 0; and all directors and executive officers as a group - 1,210,000.

Principal Stockholders

        Set forth in the table below is information as of January 22, 2002 with respect to persons known to the Company (other than the directors and executive officers shown in the preceding table) to be the beneficial owners of more than five percent of the Company’s issued and outstanding Common Stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Applied Digital Solutions, Inc. 400 Royal Palm Way, Suite 410 Palm Beach, Florida 33480	2,570,000 (1)	52.5%
Dominic and Dominic LLC 32 Old Slip New York, New York 10005	450,000 (2)	9.2%

(1)	Based on Schedule 13D filed with the Securities and Exchange Commission on December 26, 2000. Applied Digital Solutions, Inc., a Missouri corporation, has sole voting and dispositive power as to 2,570,000 shares.
(2)	Represents 100,000 exercisable options granted on April 7, 1999 and 350,000 exercisable warrants granted on January 1, 2001 as compensation for services provided to the Company. Based on correspondence received from Dominic and Dominic, Roseann T. Cook, Chief Operating Officer of Dominic and Dominic, will possess sole voting and dispositive power as to the shares upon exercise of the options or warrants.

        On December 14, 2000, pursuant to the terms of a Stock Purchase Agreement between certain former stockholders and Applied Digital Solutions, Applied Digital Solutions acquired approximately 55% of the issued and outstanding common shares of the Company, resulting in a change in control of the Company. Shares of the Company’s common stock were sold by John H. Spielberger, Catherine Spielberger and Bearpen Limited Partnership for $4.5 million, consisting of approximately 1.7 million shares of Applied Digital Solutions common stock, valued at approximately $2.75 million, and approximately $1.75 million in cash.

        Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the officers and directors of the Company and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of all such reports to the Company. We believe that, based upon a review of filings with the Securities and Exchange Commission, that all of our directors and executive officers complied during fiscal 2001 with the reporting requirements of Section 16(a) of the Exchange Act.

        Report of the Audit Committee

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

        In January 2001 the Board of Directors approved an updated charter for the Committee. In conjunction with the Change of Control referred to above, a new Audit Committee was elected by the Board of Directors on January 16, 2001. The Company believes that Donald H. Swift, who serves on the Audit Committee, is not “Independent” for purposes of the Nasdaq’s listing standards. That is, the Board of Directors has determined that Mr. Swift has a relationship with the Company that may interfere with his independence from the Company and its management.

        As set forth in more detail in the charter, the Audit Committee’s primary responsibilities fall into three broad categories:

  first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and reporting matters;
  second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and
  third, the Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of the Company's internal auditing program.

        The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held three meetings during the fiscal year ended September 30, 2001.

        In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. At that time management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

        With respect to the Company’s outside auditors, the Committee, among other things, has discussed with Rubin, Brown, Gornstein & Co. LLP matters relating to its independence, including the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        Finally, the Audit Committee monitors the scope and adequacy of, including proposals for, adequate staffing and internal procedures and controls where appropriate.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001, for filing with the Securities and Exchange Commission. The Committee also evaluated and recommended to the Board the reappointment of the Company’s independent auditors for fiscal 2001.

        The Audit Committee is pleased to submit this report to the stockholders with regard to the above matters.

AUDIT COMMITTEE CHARLES L. DOHERTY, Chairman DONALD H. SWIFT

        Report of the Compensation Committee

        The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

        Compensation Committee of the Board

        The Compensation Committee is composed of three non-employee, independent members of the Board of Directors. It is the Compensation Committee’s responsibility to review, recommend and approve changes to the Company’s compensation policies and programs. It is also the Committee’s responsibility to review and approve all compensation actions for the executive officers of the Company and various other Company compensation policies and matters and administer the Company’s 1998 Stock Option Plan, including the review and approval of stock option grants to the executive officers of the Company, its 1999 Employee Stock Purchase Plan and its 401(k) Plan.

        General Compensation Philosophy

        The Committee focuses on compensating Company executives on a competitive basis with other comparably sized and managed companies, in a manner consistent and supportive of overall Company objectives, and through a compensation plan which balances the long-term and short-term strategic initiatives of the Company. The Committee intends that the Company’s executive compensation program will:

        1.     Reward executives for strategic management and enhancement of stockholder value;

        2.     Reflect each executive's success at resolving key operational issues;

        3.     Facilitate both the short-term and long-term planning process; and

        4.     Attract and retain key executives believed to be critical to the long-term success of the Company.

        Setting Executive Compensation

        The Company’s compensation program for executive officers generally consists of a fixed base salary, performance-related annual bonus awards and long-term incentive compensation in the form of stock options. In addition, Company executives are able to participate in various benefit plans generally available to other full-time employees of the Company.

        In reviewing the Company and executives’ performance over the past fiscal year, the Committee took into consideration, among other things, the following performance factors in making its compensation recommendations: revenues, net income and cash flow. The Company’s executive compensation programs are designed to enable the Company to attract, retain and motivate the executives of the Company and its subsidiaries. The Company’s general compensation philosophy is that total cash compensation should vary with the performance of the Company in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of stockholders. Total cash compensation for the majority of the Company’s employees, including its executive officers, includes a base salary and a cash bonus based on the profitability of the Company and its individual subsidiaries. Long-term incentive compensation is realized through the granting of stock options to most employees, at the discretion of the presidents of the Company’s divisions, as well as eligible executive officers.

        Base Salary

        Base salary for the Company’s executives is intended to provide competitive remuneration for services provided to the Company over a one-year period. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within the Company.

        Short-Term Incentives

        Short-term incentives are paid primarily to recognize specific operating performance achieved within the last fiscal year. Since such incentive payments are related to a specific year’s performance, the Committee understands and accepts that such payments may vary considerably from one year to the next. The Company’s bonus program ties executive compensation directly back to the annual performance of both the individual executive and the Company overall. Through this program, in the fiscal year ended September 30, 2001, the actual bonus payment paid to any of the named executive officers was derived from specific measures of Company and individual performance. The actual annual bonus awards paid to named executive officers were based on the terms established in their employment agreements.

        Long-Term Incentives

        In light of the Company’s performance during the past fiscal year, the Company declined to award the named executive officers any stock option grants, deciding that such grants would be contrary to the Company’s commitment to enhance stockholder value.

        Stock Option Plans

        1998 Stock Option Plan.

        On February 24, 1998, the stockholders approved a stock option plan (the “1998 Plan”) as a successor to the expiring 1988 Plan. As of September 30, 2001, 1,000,000 options were granted under the 1998 Plan. The 1998 Plan had 1,000,000 shares of Common Stock reserved for issuance upon the exercise of options designated as either (i) ISOs or (ii) non-qualified stock options. ISOs may be granted under the 1998 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

        The purpose of the 1998 Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and give them a greater personal interest in the success of the Company. The 1998 Plan is administered by the Compensation Committee. The Committee, within the limitations of the 1998 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights in the Company are to be imposed on the shares subject to options. Options granted under the 1998 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of the grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any person and exercisable for the first time by such person during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. The 1998 Plan will terminate in February, 2008; however, options granted under the 1998 Plan will expire not more than ten (10) years from the date of grant. Options granted under the 1998 Plan are not transferable during an optionee’s lifetime but are transferable at death by will or by the laws of descent and distribution.

        1999 Employee Stock Purchase Plan.

        On January 28, 1999, the stockholders approved the Company’s 1999 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan has 200,000 shares of Common Stock reserved for issuance upon purchase by the Company’s employees. The Purchase Plan provides eligible employees of the Company and its designated subsidiaries with an opportunity to acquire an interest in the future of the Company.

        The purpose of the Purchase Plan is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions, and give them a greater personal interest in the success of the Company. The Purchase Plan is administered by the Board of Directors of the Company, which, within the limitations set forth in the Purchase Plan, determines the persons who may purchase shares of Common Stock, the number of shares to be sold, the time, manner and form of payment, and whether restrictions are to be imposed on the shares subject to purchase. The Purchase Plan provides eligible employees an opportunity to purchase shares of Common Stock through payroll deductions during two offering periods: October 1 through March 31 and April 1 through September 30. At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each pay day during the offering period in an amount not exceeding ten (10%) percent of the compensation he receives each pay day during the offering period. All payroll deductions made for participants in the Purchase Plan are credited to the employee’s account under the Purchase Plan and are withheld in whole percentages only. A participant may discontinue his participation in the Purchase Plan under certain circumstances, or may increase or decrease the rate of his payroll deductions during the offering period. The purchase price per share is an amount equal to eighty-five (85%) percent of the fair market value of a share of Common Stock on the first or last day of the offering period, whichever is lower. The aggregate number of shares purchased by an employee may not exceed a number of shares determined by dividing Twelve Thousand Five Hundred ($12,500) Dollars by the fair market value of a share of the Company’s Common Stock on the first day of the offering period. The Purchase Plan expires by its terms on December 17, 2008.

        2001 Flexible Stock Plan

        On March 29, 2001, the stockholders approved the Company’s 2001 Flexible Stock Plan (the “2001 Plan”). As of September 30, 2001, 1,250,000 options were granted under the 2001 Plan. The 2001 Plan initially had 2,500,000 shares of common stock reserved for issuance. This number is subject to an annual increase of 25% of the number of outstanding shares of common stock as of January 1 of each year, but may not exceed 10,000,000 in the aggregate. As of January 22, 2002, 2,474,000 shares of common stock are available for issuance under the 2001 Plan. These shares may be issued in the form of ISO’s, non-qualified stock options, stock appreciation rights, restricted stock, performance shares, cash awards, or other stock based awards.

        The purpose of the 2001 Plan is to attract, retain, motivate and reward employees and other individuals and to encourage ownership by employees and other individuals of the Company’s Common Stock. The 2001 Plan is administered by the Compensation Committee. The Committee, within the limitations of the 2001 Plan, has discretion to determine (i) when and to whom an award is granted and the type and amount of the award, and (ii) the terms, conditions and provisions of, and restrictions relating to, each award granted.

        401(k) Plan

        On January 1, 1994, the Company adopted a 401(k) savings plan for the benefit of all eligible employees. All employees as of the effective date of the 401(k) plan became eligible to participate. An employee who became employed after January 1, 1994 would become a participant after the completion of six (6) months of service and attainment of twenty (20) years of age. Under the 401(k) plan, participants may elect to contribute from their compensation any amount up to the maximum deferral allowed by the Internal Revenue Code. Company contributions are discretionary and the Company may make optional contributions for any plan year at its discretion. During the fiscal years ended September 30, 2001, 2000 and 1999, the Company recorded 401(k) costs totaling $4,950, $7,796 and $21,411, respectively.

        The Compensation Committee is pleased to submit this report to the stockholders with regard to the above matters.

COMPENSATION COMMITTEE JEROME C. ARTIGLIERE, Chairman SCOTT R. SILVERMAN DONALD H. SWIFT
Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        Prior to the Company’s initial public offering in June 1997, the Company did not have a Compensation Committee of its Board of Directors. In June 1997, the Company formed a Compensation Committee. Prior to the formation of the Compensation Committee, decisions regarding compensation were made by John H. Spielberger, the Company’s former Chairman, President and Chief Executive Officer, including entering into a two (2) year employment agreement between himself and the Company, which agreement became effective June 17, 1997 and expired by its terms on September 30, 1999. No new employment agreements have been entered into between the Company and any executive officer. During the Company’s fiscal years ended September 30, 2001, 2000 and 1999, the Compensation Committee made all decisions concerning compensation of executive officers.

Executive Officers

        Anat Ebenstein - Chief Executive Officer, Chief Operating Officer and President:    Ms. Ebenstein, 38, joined the Company as President and Chief Operating Officer and was appointed to the Board of Directors of the Company in December 2000. On July 13, 2001, she was appointed as the Company's Chief Executive Officer. She is also a member of the Executive Committee. Since 1999, Ms. Ebenstein has served as President of Applied Digital Solutions' Network Division, an IT services solutions provider comprised of computer hardware, system integration services and consulting firms. She has served as President of Information Products Center, Inc., acquired by the Company on December 14, 2000, since 1992.

        Michael Krawitz - Vice President and Secretary:    Mr. Krawitz, 32, joined us as Vice President and Secretary in December 2000. He is also Senior Vice President, General Counsel and Assistant Secretary of Applied Digital Solutions, Inc. Mr. Krawitz joined Applied Digital Solutions as Assistant Vice President and General Counsel in April 1999, and was appointed Vice President and Assistant Secretary in December 1999. From 1994 to April 1999, Mr. Krawitz was an attorney with Fried, Frank, Harris, Shriver & Jacobson in New York. Mr. Krawitz earned a Bachelor of Arts degree from Cornell University in 1991 and a juris doctorate from Harvard Law School in 1994.

        J. Robert Patterson - Vice President, Chief Financial Officer and Treasurer:     Mr. Patterson, 44, joined the Company as Vice President, Chief Financial Officer and Treasurer in December 2000. Since 1999, Mr. Patterson has served as Vice President of Finance for Applied Digital Solutions' Network Division, an IT services solutions provider comprised of computer hardware, system integration services and consulting firms. He has served as Controller of Information Products Center, Inc., acquired by the Company on December 14, 2000, since 1990.

        John C. Spielberger - Vice President, Sales and Marketing:   Mr. Spielberger, 32, was appointed Vice President of Sales and Marketing in December 2000. Prior thereto, Mr. Spielberger served as Vice President of our wholly-owned subsidiary, Information Technology Services, Inc., or InfoTech, and served as our Director from May 1994 until December 2000. Mr. Spielberger joined InfoTech as a sales specialist in October 1992. From February 1992 through October 1992, Mr. Spielberger was a marketing support representative for Lexmark International. Mr. Spielberger earned a Bachelor of Science degree in Marketing from the Wallace School of Management, Boston College in 1991.

Executive Compensation

        The following table sets forth the compensation paid or accrued by the Company during each of the three fiscal years ended September 30, 2001 to the Company’s Chief Executive Officer, the two most highly paid Executive Officers whose total cash compensation for such periods exceeded $100,000 and two additional individuals for whom disclosures would be required but for the fact that they were not serving as executive officers as of September 30, 2001 (the “named executive officers”):

Summary Compensation Table
						Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)		Restricted Stock Awards ($)	Options/ SAR's (#)	LTIP Payouts (#)	All Other Compen- sation ($)
Anat Ebenstein (1) Director, Chief Executive Officer, Chief Operating Officer & President	2001 2000 1999	$ 195,833 – –	$ 19,500 – –	$ 2,698 – –	(6)	$ – – –	– – –	– – –	$ – – –

J. Robert Patterson (1) Vice President, Chief Financial Officer & Treasurer	2001 2000 1999	101,042 – –	16,335 – –	4,703 – –	(6)	– – –	– – –	– – –	– – –

John C. Spielberger (2) Vice President, Sales and Marketing	2001 2000 1999	260,600 143,506 142,318	– – –	– – –	– – –	– – –	– – –	– – –

David A. Loppert (3) Former Chief Executive Officer & Director	2001 2000 1999	54,167 – –	– – –	– – –	– – –	– – –	– – –	– – –

John H. Spielberger (4) Former Chairman, President & Chief Executive Officer	2001 2000 1999	124,167 140,000 126,000	– 12,500 42,219	22,624 26,427 26,427	(7) (5) (5)	– – –	– – –	– – –	– – –

(1)	Joined the Company on December 14, 2000.
(2)

Appointed as an officer of the Company on December 14, 2000. Of the amounts included in salary for fiscal year ended September 30, 2001, 2000 and 1999 above are $180,600, $73,923 and $104,818, respectively, representing sales commissions paid by the Company to Mr. Spielberger.

(3)	Joined the Company on December 14, 2000 and resigned on July 13, 2001.
(4)

Resigned as an officer and director of the Company and its subsidiary effective December 14, 2000. Compensation reported above for 2001 includes salary and other compensation paid while an officer and in his position as an executive consultant subsequent to December 14, 2000.

(5)	Consists of expenses for a Company car ($719) and life insurance premiums ($25,708).
(6)	Consists of expenses for a Company car.
(7)	Consists of expenses for a Company car ($719) and life insurance premiums ($21,905).

Option Grants in Last Fiscal Year

        The following table contains information concerning the Company’s grant of Stock Options under the Company’s 1998 Stock Option Plan or 2001 Flexible Stock Plan to the named executive officers during 2001:

Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in 2001	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
Anat Ebenstein J. Robert Patterson John C. Spielberger David A. Loppert John H. Spielberger	300,000 100,000 100,000 300,000 –	32 11 11 32 –	0.34 0.34 0.50 0.47 –	2012 2012 2012 2010 –	102,000 34,000 50,000 138,000 –

(1)	Options granted under the 2001 Flexible Stock Plan and the 1998 Stock Option Plan were granted at an exercise price equal to the fair market value of the Company's common shares on the grant date.

(2)

Based on the grant date present value of $0.34 to $0.50 per option share which was derived using the Black-Scholes option pricing model in accordance with rules and regulations of the Securities Exchange Commission and not intended to forecast future appreciation of the Company's common share price. The Black-Scholes model was used with the following assumptions: dividend yield of 0%; expected volatility of 233%; risk-free interest rate of 3.93%; and expected life of 5 years.

Aggregate Option Exercises in Last Fiscal Year and Year-End Values

        The following table sets forth information concerning the exercise of stock options by the named executive officers during the Company’s fiscal year ended September 30, 2001, the number of options owned by the named executive officers and the value of any in-the-money unexercised stock options as of September 30, 2001.

Aggregated Fiscal Year-End Option Values
	Shares Acquired		Number of Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	(on Exercise (#))	Value Received ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Anat Ebenstein (2) J. Robert Patterson (2) John C. Spielberger (3) David Loppert (4) John H. Spielberger (5)	– – – – –	$ – – – – –	– – 35,000 300,000 –	300,000 100,000 75,000 – –	$ – – – – –	$ – – – – –

(1)

The value of the unexercised in-the-money options at September 30, 2001 assumes a fair market value of $0.29, the closing price of the Company's Common Stock as reported on the OTC Bulletin Board on September 25, 2001. The values shown are net of the option exercise price, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.

(2)	Joined the Company on December 14, 2000.
(3)	Appointed as an officer of the Company on December 14, 2000.
(4)	Joined the Company on December 14, 2000 and resigned on July 13, 2001.
(5)	Resigned as an officer and director of the Company and its subsidiary effective December 14, 2000.
Compensation Pursuant to Plans

        Other than as disclosed above or in the “Report of the Compensation Committee” above, the Company has no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals described above.

Compensation of Directors

        The Company's independent directors receive an annual fee of $1,000 payable quarterly in advance. In addition, each independent director receives $200 for attendance in person of each Board meeting and $100 for participation in each telephonic Board meeting held. Directors who are also officers of the Company or officers of Applied Digital Solutions, Inc. currently receive no cash compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings.

Performance Graph

        The following Performance Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Performance Graph by reference therein.

        The Performance Graph compares the percentage change in the cumulative total stockholder return for the period beginning on June 17, 1997 and ending on September 30, 2001, based upon the market price of the Company's Common Stock, the NASDAQ Stock Market Index for U.S. companies, Standard & Poor's 500 Index the American Stock Exchange Index for U.S. Companies and a group consisting of the Company's peer corporations on a line-of-business basis. The corporations making up the peer group are AlphaNet Solutions, Inc., En Pointe Technologies, Inc., Manchester Technologies, Inc., Micros to Mainframes, Inc. and Pomeroy Computer Resources, Inc. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the investment of $100 on June 17, 1997 (the date the Company's Common Stock commenced trading) in the Company's Common Stock, the NASDAQ Stock Market Index for U.S. companies, Standard & Poor's 500 Index, the American Stock Exchange Index for U.S. Companies and the Peer Group Index.

Cumulative Total Return
Based on Investment of $100
September 30, 1997 - September 30, 2001

	17-Jun-97	30-Sep-97	30-Sep-98	30-Sep-99	30-Sep-00	30-Sep-01
SysComm Nasdaq US S&P 500 Amex US Peer Group	$100.00 100.00 100.00 100.00 100.00	$127.50 120.51 112.31 117.89 158.08	$28.75 122.41 122.46 110.40 77.59	$26.87 200.00 156.52 141.82 66.46	$14.38 265.52 177.31 176.50 85.74	$6.70 108.54 130.11 150.92 49.24

Certain Relationships and Related Transactions

        Changes in Control

        Applied Digital Solutions, Inc. has entered into a Term and Revolving Credit Agreement with IBM Credit Corporation, pursuant to which all of the shares of the Company's stock currently owned by Applied Digital Solutions, Inc. are pledged as collateral. The exercise by IBM Credit Corporation of its rights with respect to those shares upon an event of default could result in a change in control of the Company.

        Except as mentioned above, there are no arrangements, known to the Company, the operation of which may at a subsequent date result in a change of control of the Company.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Item 2)

        On September 7, 2001, the Company replaced Albrecht, Viggiano, Zureck & Company, P.C. as its independent accountants. The Board of Directors approved the decision to change independent accountants. The reports of Albrecht, Viggiano, Zureck & Company, P.C. on the financial statements for September 30, 2000 and 1999 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for those years and through September 6, 2001, there have been no disagreements with Albrecht, Viggiano, Zureck & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Albrecht, Viggiano, Zureck & Company, P.C. would have caused them to make reference thereto in their report on the financial statements for such years. During the fiscal years ended September 30, 2000 and 1999 and through September 6, 2001, there have been no reportable events as defined in Regulation S-K Item 304(a)(1)(v). The Company requested that Albrecht, Viggiano, Zureck & Company, P.C. furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated September 13, 2001, is filed as an exhibit to our annual report on Form 10-K.

        The firm of Rubin, Brown, Gornstein & Co. LLP has audited the financial statements of the Company for the Company’s fiscal year ending September 30, 2001, and the Board of Directors has, subject to ratification by stockholders, appointed that firm to act as its independent accountants for the Company’s fiscal year ending September 30, 2002. Accordingly, management will present to the Meeting a resolution proposing the ratification of the appointment of Rubin, Brown, Gornstein & Co. LLP as the Company’s independent accountants for the fiscal year ending September 30, 2002.

        A representative of Rubin, Brown, Gornstein & Co. LLP is expected to be present at the Meeting and will be given the opportunity to make a statement and to respond to appropriate questions addressed by stockholders.

        Audit and Non-Audit Fees

        For the fiscal year ended September 30, 2001, fees for services provided by Rubin, Brown, Gornstein & Co. LLP were as follows:

		(Dollars in thousands)
A.	Audit Fees	$ 52
B.	Financial Information Systems Design and Implemention Fees	–
C.	All Other Fees	8

        The Audit Committee has determined that the provision of the non-audit services listed as “All Other Fees” in the table above is compatible with maintaining the independence of Rubin, Brown, Gornstein & Co. LLP.

        Recommendation of the Board of Directors

        The Board of Directors recommends a vote FOR ratification of the appointment of Rubin, Brown, Gornstein & Co. LLP as the Company’s independent accountants for the fiscal year ending September 30, 2002. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment of Rubin, Brown, Gornstein & Co. LLP as the Company’s independent accountants for the fiscal year ending September 30, 2002.

STOCKHOLDER PROPOSALS

        Pursuant to the applicable rules under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Company’s 2003 Proxy Statement. Proposals by stockholders intended to be included in the Company’s 2003 Proxy Statement must be submitted in writing to the Secretary of the Company (sent by certified mail, return receipt requested) no later than October 18, 2002. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of such securities rules. Proposals by stockholders to be presented at the Company’s 2003 Annual Meeting (but not intended to be included in the Company’s 2003 Proxy Statement) must be submitted in writing to the Secretary of the Company no earlier than December 22, 2002 but no later than January 21, 2003, in accordance with the Company’s bylaws. Otherwise, the proxies named by the Company’s Board of Directors may exercise discretionary voting authority with respect to the stockholder proposal, without any discussion of the proposal in the Company’s proxy material.

OTHER MATTERS

        Financial Statements. The Company’s consolidated financial statements for the fiscal year ended September 30, 2001 are included in the Company’s 2001 Annual Report to Stockholders. Copies of the Annual Report are being sent to the Company’s stockholders concurrently with the mailing of this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

        Other Matters. At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the Meeting. If other matters come before the Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

        Proxy Solicitation. The expense of solicitation of proxies will be borne by the Company. The Company has retained ADP Investor Communication Services, Inc. to solicit proxies. ADP Investor Communication Services, Inc. has agreed to perform this service for a fee which is not expected to exceed $2,000, plus out-of-pocket expenses. Proxies may also be solicited by certain of the Company’s directors, officers and other employees, without additional compensation, personally or by written communication, telephone or other electronic means. The Company is required to request brokers and nominees who hold stock in their name to furnish the Company’s proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

        The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

/s/ MICHAEL KRAWITZ MICHAEL KRAWITZ Secretary

Fairfield, New Jersey
January 25, 2002

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF
SYSCOMM INTERNATIONAL CORPORATION

        Anat Ebenstein and J. Robert Patterson are hereby appointed by the undersigned as proxies, each with power of substitution, to represent and vote the shares of stock of SysComm International Corporation (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on March 22, 2002 at 10:30 Eastern Time, at the Company's headquarters, 7 Kingsbridge Road, Fairfield, New Jersey 07004 and at any postponements or adjournments thereof (the "Meeting") as if the undersigned were present and voting at the Meeting.

1.	Election of Director and Ratification of Appointment of Director

Note: Unless otherwise indicated, the shares represented by this proxy will be voted FOR the election or appointment of the individual named below:

NOMINEE: Donald H. Swift	APPOINTEE: Jerome C. Artigliere

FOR nominee and appointee (except as written on the line below)	[ ]

WITHHOLD AUTHORITY TO VOTE for nominee and appointee listed above	[ ]

INSTRUCTIONS: To withhold authority to vote for either nominee or appointee, write either nominee's or appointee's name on the line below:

2.	Ratification of Rubin, Brown, Gornstein & Co. LLP, as independent auditors of the Company for the year ending September 30, 2002.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

In their discretion, on any other business that may properly come before the Meeting.

        THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SET FORTH ABOVE AND, WHERE NO DIRECTIONS ARE GIVEN, SUCH SHARES WILL BE VOTED FOR EACH PROPOSAL REFERRED TO ABOVE.

Dated _______________________________, 2002

Signature

Signature

Please sign, date and return this proxy in the enclosed envelope. Joint Owners should each sign this proxy. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should give their full title.